[ EXHIBIT 99.2  -  PRESS RELEASE ]

                  Franklin Lake Resources Inc. (OTC-BB: FKLR)
                  172 Starlite Street, South San Francisco, CA
                     TEL: (650) 588-0425 FAX: (650) 588-5869
                   Website: www.fklr.com E-mail: gold@fklr.com

                    Tuesday, February 25, 2002 5:00 PM (PST)
                             NEWS RELEASE: 2002-04

                     FRANKLIN LAKE AGREES TO PURCHASE ASSETS
                          OF XENOLIX TECHNOLOGIES, INC.

SOUTH SAN FRANCISCO, Calif. -February 25, 2002. - Father Gregory Ofiesh, President and CEO of Franklin Lake Resources Inc. (OTC-BB: FKLR), an exploratory stage mining company, announces that Franklin Lake Resources Inc., a Nevada Corporation ("FKLR") has entered into an agreement to purchase all the assets and technical rights of Xenolix Technology, Inc., a Nevada Corporation ("Xenolix").

Xenolix is in the business of inventing, researching, and developing new precious metals extraction technologies based upon the science of nanotechnology.

The parties agreed:

     1. All patents and intellectual property in the name of or owned by Xenolix, Alvin C. Johnson, or any associated party will become the exclusive property of FKLR; and Xenolix will assign all its rights with respect to Johnson and his associates to FKLR.

     2. All machinery and equipment owned by Xenolix will be transferred to FKLR in this transaction, including all technical work, processed materials, i.e., the ore and concentrated productions in all current phases of completion plus existing inventories; and

     3. In exchange for such property, FKLR will issue 3,604,972 common shares to Xenolix. Franklin Lake will undertake to file the registration statement with respect to these shares as soon as practicable following the closing of this transaction. Also, all shares that are transferred to insiders will be restricted for a minimum of one year, except that five percent will be registered under the same registration statement.

This Agreement is based upon the approval of the respective regulatory agencies, satisfactory due diligence, and the preparation of a final agreement.

NOTE: Safe Harbor Provision for Forward Looking Statements - Except for historical information, the statements in this news release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of market prices, stability of product demand, market competition, uniformity and consistency of minerals in the ore, the difficulty of stepping up the scale of operations from the laboratory to production, and other risks, including the existence of many unknowns inherent in mining operations.

Contact: Father Gregory Ofiesh, President and CEO - (650) 588-0425.